EXHIBIT 99.1

                       ANDRX CORPORATION AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF ANCIRC Pharmaceuticals:

Report of Independent Certified Public Accountants                      2

Balance Sheets
  as of December 31, 1998 and 1997                                      3

Statements of Operations
  for the years ended December 31, 1998, 1997 and 1996                  4

Statements of Partners' Equity (Deficit)
  for the years ended December 31, 1998, 1997 and 1996                  5

Statements of Cash Flows
  for the years ended December 31, 1998, 1997 and 1996                  6

Notes to Financial Statements                                           7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To ANCIRC Pharmaceuticals:

We have audited the accompanying balance sheets of ANCIRC Pharmaceuticals (a New York general partnership) as of December 31, 1998 and 1997, and the related statements of operations, partners' equity (deficit) and cash flows for each of three years in the period ended December 31, 1998. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ANCIRC Pharmaceuticals as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 29, 1999.

                             ANCIRC PHARMACEUTICALS
                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                        ---------------------------
                                                            1998           1997
                                                        ------------   ------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                             $   694,900    $   416,200
  Inventories                                               363,000        312,300
                                                        ------------   ------------
    Total current assets                                  1,057,900        728,500

  Equipment, net of accumulated
    depreciation of $36,800 as of December 31, 1997               -        236,600
                                                        ------------   ------------
    Total assets                                        $ 1,057,900      $ 965,100
                                                        ============   ============

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Due to joint venture partners, net                      $  37,300      $ 999,200
  Accounts payable                                           17,800         51,100
  Accrued liabilities                                        32,000              -
                                                        ------------   ------------
    Total current liabilities                                87,100      1,050,300
                                                        ------------   ------------
PARTNERS' EQUITY (DEFICIT)
    SR Six, Inc.                                            576,400       (42,600)
    Circasub, Inc.                                          394,400       (42,600)
                                                        ------------   ------------
    Total partners' equity (deficit)                        970,800       (85,200)
                                                        ------------   ------------
    Total liabilities and partners' equity (deficit)    $ 1,057,900      $ 965,100
                                                        ============   ============

     The accompanying notes to financial statements are an integral part of these balance sheets.

                             ANCIRC PHARMACEUTICALS
                            STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------------------
                                                        1998                  1997                1996
                                                   ----------------     -----------------    ----------------
REVENUES

  Product sales, net                               $       723,900      $              -     $             -
                                                   ----------------     -----------------    ----------------
OPERATING EXPENSES

  Cost of product sales                                    363,900                     -                   -
                                                   ----------------     -----------------    ----------------
  Research and Development

    Purchased research and development services          1,966,600             3,065,100           3,841,600
    Operating supplies                                      64,000               168,000             142,900
    Other                                                  206,600               158,600              54,300
                                                   ----------------     -----------------    ----------------
  Total research and development                         2,237,200             3,391,700           4,038,800
                                                   ----------------     -----------------    ----------------
  Total operating expenses                               2,601,100             3,391,700           4,038,800
                                                   ----------------     -----------------    ----------------
LOSS FROM OPERATIONS                                    (1,877,200)           (3,391,700)         (4,038,800)

INTEREST INCOME                                             15,200                28,300              17,000
                                                   ----------------     -----------------    ----------------
NET LOSS                                           $    (1,862,000)     $     (3,363,400)    $    (4,021,800)
                                                   ================     =================    ================


              The accompanying notes to financial statements are an
                       integral part of these statements.

                             ANCIRC PHARMACEUTICALS
                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

                                                           SR SIX, INC.          CIRCASUB, INC.               TOTAL
                                                          ----------------    ---------------------    --------------------
BALANCE, DECEMBER 31, 1995                                $      (655,500)    $           (544,800)    $        (1,200,300)

Contributions by joint venture partners                         2,505,500                2,394,800               4,900,300

Net loss                                                       (2,010,900)              (2,010,900)             (4,021,800)
                                                          ----------------    ---------------------    --------------------
BALANCE, DECEMBER 31, 1996                                       (160,900)                (160,900)               (321,800)

Contributions by joint venture partners                         1,800,000                1,800,000               3,600,000

Net loss                                                       (1,681,700)              (1,681,700)             (3,363,400)
                                                          ----------------    ---------------------    --------------------
BALANCE, DECEMBER 31, 1997                                        (42,600)                 (42,600)                (85,200)

Contributions by joint venture partners                         1,550,000                1,550,000               3,100,000

Distribution of equipment to Circasub, Inc.                             -                 (182,000)               (182,000)

Net loss                                                         (931,000)                (931,000)             (1,862,000)
                                                          ----------------    ---------------------    --------------------
BALANCE, DECEMBER 31, 1998                                $       576,400     $            394,400     $           970,800
                                                          ================    =====================    ====================

              The accompanying notes to financial statements are an
                       integral part of these statements.

                             ANCIRC PHARMACEUTICALS
                            STATEMENTS OF CASH FLOWS

                                                                                      YEARS ENDED DECEMBER 31,
                                                                      ----------------------------------------------------------
                                                                           1998                 1997                 1996
                                                                      ----------------    -----------------    -----------------
Cash flows from operating activities

  Net loss                                                            $    (1,862,000)    $    (3,363,400)     $    (4,021,800)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                               54,600              30,500                6,300
    Decreases in due to joint venture partners                               (961,900)            (46,300)            (230,300)
    Increase (decrease) in accounts payable
      and accrued liabilities                                                  (1,300)             48,800               (7,100)
      Increase in inventories                                                 (50,700)           (312,300)                   -
                                                                      ----------------    -----------------    -----------------
Cash used in operating activities                                          (2,821,300)         (3,642,700)          (4,252,900)
                                                                      ----------------    -----------------    -----------------
Cash flows from investing activities
  Purchases of equipment                                                            -            (242,000)             (31,400)
                                                                      ----------------    -----------------    -----------------
  Cash used in investing activities                                                 -            (242,000)             (31,400)
                                                                      ----------------    -----------------    -----------------
Cash flows from financing activities
  Contributions by joint venture partners                                   3,100,000           3,600,000            4,900,300
                                                                      ----------------    -----------------    -----------------
    Cash provided by financing activities                                   3,100,000           3,600,000            4,900,300
                                                                      ----------------    -----------------    -----------------
  Net increase (decrease) in cash and
    cash equivalents                                                          278,700            (284,700)             616,000

Cash and cash equivalents, beginning of year                                  416,200             700,900               84,900
                                                                      ----------------    -----------------    -----------------
Cash and cash equivalents, end of year                                $       694,900     $       416,200      $       700,900
                                                                      ================    =================    =================

NON CASH TRANSACTION

During 1998, ANCIRC Pharmaceuticals distributed manufacturing equipment with a carrying value of $182,000 to Circasub, Inc.

     The accompanying notes to financial statements are an integral part of these statements.

                             ANCIRC PHARMACEUTICALS
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(1)  GENERAL

ANCIRC Pharmaceuticals ("ANCIRC"), a joint venture was formed on July 8, 1994 by SR Six, Inc., a wholly owned subsidiary of Andrx Corporation (the "Andrx Partner") and Circasub, Inc., a wholly owned subsidiary of Watson Pharmaceuticals, Inc. (the "Watson Partner"). Under the terms of the joint venture agreement, as amended (the "Agreement") on October 30, 1995 (the "Amendment Date"), the purpose of ANCIRC is to develop, manufacture and market up to eight controlled-release generic pharmaceutical products. The Andrx Partner will cause certain of its other subsidiaries to perform the research and develop formulations for the products and to market and distribute ANCIRC's products following regulatory approval. The Watson Partner will perform the manufacturing of the products and provide the regulatory support for ANCIRC's products. Through September 1998, the sole activity of ANCIRC was research and development. In September, 1998, upon approval by the U.S. Food and Drug Administration ("FDA"), ANCIRC began selling it's first product, a generic version Trental/registered trademark/. As of December 31, 1998, one other Abbreviated New Drug Application for a controlled-release product was pending approval at the FDA.

The partnership interests for the period from inception to the Amendment Date were 60% and 40% for the Andrx Partner and the Watson Partner, respectively. Effective as of the Amendment Date, the partnership interests are 50% for both the Andrx Partner and the Watson Partner.

ANCIRC is managed by and under the direction of a management committee which is composed of six members. Three members are appointed by each of the joint venture partners. The management committee oversees the operations of ANCIRC and is responsible for making all major decisions.

       MANAGEMENT'S PLANS

Management anticipates incurring additional losses in the near term, as the primary focus of ANCIRC's business is research and development. The joint venture partners are committed to the funding of ANCIRC's future operations.

The likelihood of success of ANCIRC must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of new business ventures. These business risks include dependence on a limited number of key personnel at the partners, uncertainty of regulatory approval and market acceptance of ANCIRC's products.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       CASH AND CASH EQUIVALENTS

All highly liquid investments with original maturities of three months or less are considered cash equivalents and are carried at cost.

       USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts payable, accrued liabilities and due from and to joint venture partners approximate fair value due to the short maturity of these instruments.

       INVENTORIES

Inventories as of December 31, 1998 consist of finished goods and as of December 31, 1997 consist of raw materials held for the manufacture of saleable product. Inventories are stated at the lower of cost (first-in, first-out) or market.

       EQUIPMENT

Equipment is recorded at cost and depreciation is provided using the straight-line method over an estimated life of five years (See Note 5).

       REVENUE RECOGNITION

All revenues are derived from product sales to Anda Generics, Inc. ("Generics"), an affiliate of the Andrx Partner. Product sales and the related cost of product sales are recognized at the time a product is shipped to third party customers by Generics. Such sales to Generics are discounted by an agreed upon percentage from the ultimate net selling price realized from the sale to the third party customers to allow Generics to recover selling and marketing costs.

       RESEARCH AND DEVELOPMENT

Purchased research and development expenses consist of research services performed and incurred by the joint venture partners, on behalf of ANCIRC. Research and development expenses also include bioequivalent studies performed by outside research organizations our other out of pocket costs billed directly to ANCIRC. Research and development services are expensed as incurred.

COMPREHENSIVE LOSS

         For the years ended December 31, 1998, 1997 and 1996 comprehensive loss was equal to net loss.

(3)      RELATED PARTY TRANSACTIONS

Expenses reported by ANCIRC primarily represent research and development expenses incurred by the joint venture partners related to ANCIRC's products. Additionally, the Watson Partner manufactures finished goods for ANCIRC. All of ANCIRC product sales were to Generics.

Due to (from) joint venture partners, net is summarized as follows:

                                                                                 DECEMBER 31, 1998
                                                           --------------------------------------------------------------
                                                                ANDRX                 WATSON
                                                               PARTNER                PARTNER                TOTAL
                                                           ----------------     --------------------    -----------------
Research and development services rendered
  and out of pocket expenses                               $       138,900      $            25,800     $        164,700
Purchases of finished goods                                              -                  499,200              499,200
Sales of finished goods                                           (626,600)                       -             (626,600)
                                                           ----------------     --------------------    -----------------
Due to (from) joint partners, net                          $      (487,700)     $           525,000     $         37,300
                                                           ================     ====================    =================

                                                                                 DECEMBER 31, 1997
                                                           --------------------------------------------------------------
                                                                ANDRX                 WATSON
                                                               PARTNER                PARTNER                TOTAL
                                                           ----------------     --------------------    -----------------
Research and development services rendered                 $       458,200      $           541,000     $        999,200
                                                           ================     ====================    =================

(4)      INCOME TAXES

ANCIRC is organized as a partnership. Accordingly, taxable income or loss is reported in the tax returns of the individual partners.

(5)      DISTRIBUTION TO WATSON PARTNER

In 1998, ANCIRC distributed manufacturing equipment to the Watson Partner with a book and fair value of $182,000.

(6)      PARTNERS' CAPITAL DEFICIT

As a result of the Amendment of the partners' interest in ANCIRC (Note 1) and the distribution of equipment to the Watson Partner (Note 5), the partners capital accounts are not equal. Under the terms of the Agreement, the Watson Partner is not required to contribute additional capital to ANCIRC to equalize the capital accounts. The Partners' capital accounts will be equalized in future periods out of net cash flow, upon liquidation to the extent funds are available or upon contribution into ANCIRC by the Watson Partner of the previously distributed manufacturing equipment.